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                                                                    EXHIBIT 21.2

                                  Halis, Inc.
                              List of Subsidiaries


Halis Services, Inc., a Georgia corporation

The Compass Group, Inc., a Georgia corporation, d/b/a Halis Consulting

HES Technology, Inc., a Georgia corporation

American Benefit Administrative Services, Inc., an Illinois corporation, d/b/a ABAS and TPA

PhySource LTD., a Georgia corporation